                                                                   EXHIBIT 10.33

                       Dated the 11th day of December 2003

(1)   NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED

(2)   JITTER BUG HOLDINGS LIMITED

(3)   THE SUBSCRIBERS NAMED IN SCHEDULE 1

                     --------------------------------------

                             SUBSCRIPTION AGREEMENT
                              for 93,600 Shares in
                          NINETOWNS DIGITAL WORLD TRADE
                                HOLDINGS LIMITED

                     --------------------------------------

                                  LI & PARTNERS
                                [Name in Chinese]
                   22/F., World Wide House, Central, Hong Kong
                                [Name in Chinese]
 Tel\ [Name in Chinese]: (852)2501 0088 Fax\ [Name in Chinese]: (852)2501 0028
                         Email : robinli@li-partners.com
                           Our Ref : RL/GS/1710(1)/03

                               TABLE OF CONTENTS

CLAUSE          HEADINGS                                                                                           PAGE
1.      DEFINITIONS AND INTERPRETATION......................................................................         1
2.      SUBSCRIPTION........................................................................................         4
3.      CONSIDERATION.......................................................................................         4
4.      CONDITIONS PRECEDENT................................................................................         4
5.      COMPLETION..........................................................................................         5
6.      QUALIFIED IPO.......................................................................................         6
7.      REPRESENTATIONS AND WARRANTIES......................................................................         6
8.      UNDERTAKINGS........................................................................................         6
9.      SUBSCRIBERS' RIGHTS.................................................................................         7
10.     FURTHER ASSURANCE...................................................................................         8
11.     RESTRICTIONS ON COMMUNICATION AND ANNOUNCEMENTS.....................................................         8
12.     SEVERABILITY........................................................................................         9
13.     ASSIGNMENT..........................................................................................         9
14.     COSTS...............................................................................................         9
15.     CONTINUING EFFECT OF AGREEMENT......................................................................         9
16.     GENERAL.............................................................................................         9
17.     NOTICES.............................................................................................        10
18.     GOVERNING LAW.......................................................................................        12
19.     COUNTERPARTS........................................................................................        12
Schedule 1..................................................................................................        15
Schedule 2..................................................................................................        16
Particulars of the PRC Subsidiaries.........................................................................        16
Beijing Ninetowns Digital Technology Co., Ltd...............................................................        18
Shanghai New Take Digital Technology Co., Ltd...............................................................        19
Beijing Ninetowns Ports Software and Technology Co., Ltd....................................................        20
Schedule 3..................................................................................................        21
shareholders' agreement.....................................................................................        21
Schedule 4..................................................................................................        22
Warranties, Representation and Undertakings.................................................................        22

THIS AGREEMENT is made on the 29th day of November 2003

(1) NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED, a company incorporated in the Cayman Islands with limited liability, having its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies, and its principal place of business in Hong Kong at Units 2502-3 Worldwide House, 19 Des Voeux Road Central, Hong Kong (the "Company").

(2) JITTER BUG HOLDINGS LIMITED, a company incorporated in the British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "Initial Shareholder").

(3) THE SUBSCRIBERS NAMED IN SCHEDULE 1 (the "Subscribers" and "Subscriber" shall mean any of the Subscribers).

WHEREAS:

(A) The Company has on the date of this Agreement an authorised share capital of HK$200,000,000 divided into 2,000,000,000 Shares of HK$0.10 each.

(B) The Company has agreed to issue and allot to the Subscribers and the Subscribers have agreed to subscribe (or procure its nominee to subscribe) for the Subscription Shares upon the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement (including the Recitals), the following expressions shall, unless the context otherwise requires, have the following meanings:

     "ACCOUNTS"                 The audited balance sheets and profit
                                and loss accounts of the Company on a
                                consolidated basis as at and for the
                                period ending on the Accounts Date and
                                all notes annexed thereto;

     "ACCOUNTS DATE"            31 December 2002;

     "AGREEMENT"                This conditional subscription agreement
                                (including its Recitals and Schedules), as may be amended or supplemented from time to time;

     "ARTICLES"                 The articles of association of the Company as
                                the same may be amended from time to time;

     "BOARD"                    The board of directors of the Company;

     "COMPANIES ORDINANCE"      The Companies Ordinance, Chapter 32 of the
                                Laws of Hong Kong;

     "COMPLETION"               Completion of the subscription of the
                                Subscription Shares
                                 pursuant to Clause 4;

 "COMPLETION DATE"               5 December 2003 or such other date as the
                                 parties hereto may agree in writing;

 "GROUP" the Company and its subsidiaries and "Group Company" shall mean either the Company or any of its subsidiaries;

 "HK$"                           The lawful currency of Hong Kong;

 "HONG KONG"                     the Hong Kong Special Administrative Region
                                 of the PRC;

 "INTELLECTUAL PROPERTY RIGHTS"  all rights in and relating to trade marks, copyright, patents, software and designs, and any other intellectual property rights of whatever nature, which are owned or registered in the name of and developed by any Group Company;

 "LISTING RULES"                 the Rules Governing the Listing of Securities
                                 on the Stock Exchange;

 "MANAGEMENT ACCOUNTS DATE"      31 August 2003

 "MEMORANDUM"                    The memorandum of association of the Company
                                 as the same may be amended from time to time;

 "PRC"                           the People's Republic of China;

 "PRC SUBSIDIARIES"              The subsidiaries of the Company in the PRC as
                                 at the date hereof, namely Beijing New Take
                                 Electronic Commerce Limited ([Name in
                                 Chinese]), Beijing Ninetowns Times Electronic
                                 Commerce Limited ([Name in Chinese]), Beijing
                                 Ninetowns Digital Technology Limited ([Name in
                                 Chinese]), Beijing Ninetowns Ports Software Co.
                                 Ltd. ([Name in Chinese]) and Shanghai New Take
                                 Digital Technology Limited ([Name in Chinese]), particulars of which are set out in Schedule 2;

 "QUALIFIED IPO"                 an initial public offering of the Company's
                                 Shares on the Main Board of the Stock Exchange, which is expected to take place on or before 31
                                 December 2004 at a price that will generate an internal rate of return of at least 35% (net of withholding tax) per annum (including dividend received) on the initial investment amount from the date of issuance of the Subscription
                                 Shares;

 "SHAREHOLDERS"                  the holders of Shares;

 "SHAREHOLDERS' AGREEMENT"       the shareholders' agreement substantially in
                                 the form set out in Schedule 3 to be entered into between the Shareholders;

     "SHARES" ordinary shares of HK$0.10 each in the capital of the Company;

     "STOCK EXCHANGE"           The Stock Exchange of Hong Kong Limited;

     "SUBSCRIPTION"             Subscription of 93,600 new Shares pursuant to
                                this Agreement;

     "SUBSCRIPTION PRICE"       HK$100 per Subscription Share;

     "SUBSCRIPTION SHARES"      the 93,600 new Shares to be allotted and issued
                                by the Company to the Subscribers at the Subscription Price;

     "US$" The lawful currency of the United States of America;

     "WARRANTIES"               the representations, warranties and undertakings
                                on the part of the Warrantors given pursuant to Clause 7 and Schedule 4;

     "WARRANTORS"               The Company and the Initial Shareholder.

1.2   In this Agreement:

      (a) references to costs, charges, remuneration or expenses shall include any value added tax, turnover tax or similar tax charged in respect thereof;

      (b) references to Hong Kong dollars and HK$ shall be construed as references to the lawful currency for the time being of Hong Kong;

      (c) references to any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall include, in respect of any jurisdiction other than Hong Kong, references to such action, remedy or method of judicial proceedings for the enforcement of rights or creditors available or appropriate in such jurisdiction as shall most nearly approximate thereto;

      (d) words denoting the singular number only shall include the plural number also and vice versa;

      (e) words denoting one gender only shall include the other genders and the neuter and vice versa;

      (f) words denoting persons only shall include firms and corporations and vice versa;

      (g) references to any provision of any statute (including the Listing Rules) shall be deemed also to refer to any modification or re-enactment thereof or any instrument, order or regulation made thereunder or under such modification or re-enactment; and

      (h) references to any document in the agreed form is to such document which has been initialed by the parties for identification.

1.3   Headings shall be ignored in construing this Agreement.

1.4 The Schedules are part of this Agreement and shall have effect accordingly.

2.    SUBSCRIPTION

      The Company hereby agrees to allot and issue to the Subscribers and each Subscriber, relying on the Warranties, agrees to subscribe or procure its nominee to subscribe for the Subscription Shares in the amount stated in the third column in Schedule 1.

3.    CONSIDERATION

      The aggregate consideration for the subscription for the Subscription Shares shall be HK$9,360,000.

4.    CONDITIONS PRECEDENT

4.1 Notwithstanding any other provisions of this Agreement, the obligation of the Subscribers to make payment for the Subscription Shares referred to in Clause 5.2 shall be conditional upon:

      (a) the obtaining by all parties concerned of all necessary consents, approvals or waivers to effect the signing and completion of this Agreement, including without limitation the consents to and approvals of the signing and completion of this Agreement and the transactions contemplated hereunder by all the existing Shareholders of the Company by way of their affirmative votes or the affirmative vote of the director nominated by AIG Asian Opportunity Fund, L.P. at the relevant general meeting of the Shareholders or the meeting of the Board pursuant to the terms of the Shareholders' Agreement and the grant of waivers by the existing Shareholders of their respective rights (if any) in respect of the Pre-emptive Securities (as defined in the Shareholders' Agreement) in relation to this Agreement and the transactions contemplated hereunder;

      (b) satisfactory completion of business, financial and legal due diligence on the Group by the Subscribers with assistance from the Company;

      (c) the obtaining of all relevant consents and approvals for the Subscription and related transactions contemplated under this Agreement, including all internal approvals of the Company, the respective Subscribers, any third parties' approval (if applicable) and all relevant regulatory bodies and government approvals (if applicable);

      (d) completion and execution of all relevant investment documentation in form and substance mutually acceptable to the Subscribers and the Company;

      (e)   no adverse material changes in the Company;

      (f) full approvals from the Subscribers' internal investment committee members;

      (g) other reasonable conditions to be required to be fulfilled based on due diligence results, if any.

4.2 The Initial Shareholder shall use its best endeavours to procure the fulfillment of the conditions precedent in this Clause and shall furnish such information, supply such documents and do such acts and things as may be required to enable the Subscribers to carry out the Subscribers' investigations described herein, provided, however that notwithstanding the conditions precedent set out in this Clause, the Subscribers may at their sole and absolute discretion waive the fulfillment of any one or more of the same or required that any one or more of the same be fulfilled after payment of the Subscription Price or any part thereof as referred to in Clause 3.

5.    COMPLETION

5.1 Subject to fulfillment of the conditions set out in Clause 4.1, Completion shall take place at the office of the Company at Units 2502-3, Worldwide House, 19 Des Voeux Road Central, Hong Kong (or at such other place as the parties hereto may agree) on the Completion Date.

5.2   At Completion :

      (a) each Subscriber shall effect payment to the Company of an amount equal to the relevant number of Subscription Shares being subscribed by it under this Agreement, multiplied by the Subscription Price, representing in aggregate the sum of HK$9,360,000, such payment to be made in such means and manner as the Company may direct; and

      (b) the Company shall allot and issue to the Subscribers (or their nominees) the Subscription Shares, being 936,000 new Shares and shall register without registration fee the Subscribers (or their nominees) as members and deliver or cause to be delivered to the Subscribers the following documents :

            (i) definitive document of title in respect of the Subscription Shares in favour of the Subscribers (or their nominees);

            (ii) evidence reasonably satisfactory to the Subscribers that the conditions set out in Clause 4.1 have been fulfilled (or waived if capable of being waived).

5.3 The Company or the Subscribers shall not be obliged to complete the transactions hereunder unless the other party or parties complies or comply fully with its/their obligations under Clause 5.2.

5.4 If the documents required to be delivered to the Subscribers as aforesaid are not forthcoming for any reason or if in any other respect the foregoing provisions of this Clause are not fully complied with, the parties hereto shall be entitled (in addition to and without prejudice to all other rights or remedies available to them) to effect Completion so far as practicable having regard to the defaults which have occurred or to fix a new day for Completion (not being more than 10 days after the original Completion Date, in which case the foregoing provisions of this Clause shall apply to Completion as so deferred).

5.5 Where applicable, the Subscribers shall enter into the Shareholders' Agreement upon Completion for the purposes of regulating the business, affairs and management of the Group as from the date thereof.

6.    QUALIFIED IPO

6.1 It is the parties' intention that, subject to the prevailing economic and stock market conditions, the Company will procure the Qualified IPO on or before 31 December 2004.

6.2 For the avoidance of doubt, the parties hereto agree to terminate this Agreement on the receipt by the Company of an in-principle approval for listing or, conditional upon the listing occurring as envisaged, on such date prior to a listing as may be required by the relevant regulatory body in order to achieve the listing, by executing a termination agreement conditional upon the occurrence of the listing and to take effect from the date of the listing of the Company, and in the event of the listing not taking place by 31 December 2004, the termination agreement shall lapse and this Agreement and all the rights, obligation and provisions hereto shall continue to apply to the parties with full force and effect.

7.    REPRESENTATIONS AND WARRANTIES

7.1. The Warrantors represent, warrant and undertake to the Subscribers in the terms set out in this Clause 7 and Schedule 4.

7.2. The Warrantors agree and acknowledge that the Subscribers are entering into this Agreement in reliance on the Warranties.

7.3. All Warranties are deemed to be made on the date of this Agreement and are repeated every day until Completion and on Completion.

7.4. None of the Warranties shall be limited or restricted by reference to or inference from the terms of any other Warranties or any other term of this Agreement.

7.5. No claim by the Subscribers shall be prejudiced in consequence of any information relating to the Group which may have at any time come to the knowledge of the Subscribers, or any investigation made by it and it shall not be a defence to any claim against the Company that the Subscribers knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to the claim.

8.    UNDERTAKINGS

8.1. Prior to the Qualified IPO, the Company undertakes to the Subscribers that:

      (i) it will not reduce its shareholding in each of the PRC Subsidiaries to below 90%;

      (ii) it will procure that Mr. Wang Shuang and Ms. Dong Min not to reduce their aggregate shareholdings in the PRC Subsidiaries to below 10% (unless any one of them has shareholding in the Company); and

      (iii) it will use the proceeds arising out of the Subscription for the purposes set out in Schedule 6.

8.2. The Company will procure that the directors of the Company appointed before the Completion Date will not sell or transfer their initial holdings of the Shares (if any) in the first 12 months period after the date of the Qualified IPO.

8.3. The Company will ensure that any new projects will not be taken up or injected into any member of the Group on terms more favourable than those offered to the Company, provided that the Company decides to reject such projects.

8.4. The Company will procure that Mr. Wang Shuang and Ms. Dong Min undertake not to engage or invest in any other business that directly competes with the business of the Company during their employment with the Group and at any time thereafter.

8.5. The Initial Shareholder undertakes not to sell or transfer its initial holding of the Shares of the Company for the period commencing from the Completion Date up to and until one year after the Qualified IPO, unless such transfer of Shares is effected to the senior management of the Company and made in full compliance with all applicable regulatory requirements (including without limitation the Listing Rules).

8.6. The Company will procure that Mr. Wang Shuang and Ms. Dong Min not to sell or transfer their initial shareholdings in the PRC Subsidiaries and their holdings of the Shares of the Company (if any) for the period commencing from the Completion Date up to and until one year after the Qualified IPO.

8.7. In consideration of the Subscribers participating in the Subscription contemplated under this Agreement, the Company agrees that any future investment by any third party investors in the Company after the Completion Date will not have terms which are more favorable than the terms offered to the Subscribers unless the Shares are subscribed by any of Mr. Wang Shuang and/or Ms. Dong Min. In addition, the Company agrees that any such future investments (including the terms thereof) by the new investors other than Mr. Wang Shuang and/or Ms. Dong Min will require the consent of the Subscribers and such consent shall not be unreasonably withheld.

9.    SUBSCRIBERS' RIGHTS

9.1 The Subscribers shall have the Shareholders' rights as stipulated in the Shareholders' Agreement.

9.2 The Subscribers shall have the rights to adjust the entry price which is based on a fully diluted post-money valuation of HK$643,600,000 which is equal to the profit/earning ratio of 7.4 multiplied by the pro forma earnings of the Group for the year ending 31 December 2003. If the Group's earning before tax and minority interests and extraordinary items for the financial year ending 31 December 2003 falls short of HK$100 million, the Subscribers' entry valuation will be adjusted in accordance with the following formula:

            adjusted entry valuation = original entry valuation x

            (actual earning before tax and minority interests / projected earning before tax and minority interests and extraordinary items)

      The Group's projected earning before tax and minority interests and extraordinary items for the financial year ending 31 December 2003 is approximately RMB113.626 million. The difference between the original entry valuation and the adjusted entry valuation, if any, will be refunded to the Subscribers in cash pro rata on their respective shareholdings in the Company as soon as practicable upon release of the audited results of the Group for the financial year ending 31 December 2003.

9.3 Subject to the relevant regulatory requirements including, but not limited to, the Listing Rules, the Subscribers shall be free to transfer the Shares in whole or in part after six months from the date of the Qualified IPO.

9.4 Without prejudice to the generality of the foregoing, in consideration of the investment made by the Subscribers in the Company and in consideration of the payment of HK$1 by each Subscriber to the Company (receipt of which is hereby acknowledged), the Company hereby grants to each of the Subscribers an option (the "Put Option") of selling all their Shares to the Company at a price (denominated in US$) equal to the investment amount with a yield of 10% internal return rate (denominated in US$), subject to full compliance with all applicable laws, rules and regulations, if the Company is not successful in implementing the Qualified IPO by 31 December 2004. Such Put Option will be exercisable by written notice in respect of all Shares (but not any part thereof) served by the Subscribers upon the Company during the period from 1 January 2005 to 30 June 2005 (both days inclusive).

10.   FURTHER ASSURANCE

      The Company undertakes to the Subscribers to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all parties the full benefit of this Agreement.

11.   RESTRICTIONS ON COMMUNICATION AND ANNOUNCEMENTS

11.1 Each of the parties hereto undertakes to the other that it shall not at any time after the date of this Agreement divulge or communicate any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company which may be within or may come to its knowledge in connection with the transactions contemplated by this Agreement and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters. This restriction shall not apply to information or knowledge which is or which properly comes into the public domain, through no fault of any of the parties to this Agreement or to information or knowledge which is already known to the Subscriber at the time of its receipt.

11.2 Each of the parties hereto undertakes that it shall not at any time (save as required by law or any rule of any relevant stock exchange or regulatory body) make any announcement in connection with this Agreement unless the other party hereto shall have given its consent to such announcement (which consent may not be unreasonably withhold or delayed and may be given either generally or in a specific case or cases and may be subject to conditions). If any party is required by law or any rule of any relevant stock exchange or regulatory body to make any announcement in connection with this Agreement, the other party agrees to supply all relevant information relating to itself that is within its knowledge or in its possession as may be reasonably necessary or as may be required by any exchange and regulatory body to be included in the announcement.

12.   SEVERABILITY

      If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, the legality, validity and enforceability in other jurisdictions or of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.   ASSIGNMENT

      Each party may not assign any of its rights or obligations under this Agreement without the consent of the other parties.

14.   COSTS

      The Company will be responsible for all pre-approved legal costs (including the arrangement fee) reasonably and properly incurred and other pre-approved expenses in connection with or incidental to the negotiation, finalization and execution of this Agreement and the issue of the Subscription Shares.

15.   CONTINUING EFFECT OF AGREEMENT

      Any provision of this Agreement which is capable of being performed after Completion but which has not been performed at or before Completion and all Warranties and other representations and warranties and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

16.   GENERAL

16.1 This Agreement supersedes all and any previous agreements, arrangements or understanding between the parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof and neither party shall have any claim in connection therewith.

16.2 This Agreement constitutes the entire agreement between the parties with respect to its subject matter (no party having relied on any representation or warranty made by any other party which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all of the parties.

16.3 Time shall be of the essence of this Agreement but no failure by any party to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against the other. The rights and remedies provided in this

      Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.4 No delay or failure by a party to exercise or enforce (in whole or in party) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that party's ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed. In the event of a default by either party in the performance of their respective obligations under this Agreement, the non-defaulting party shall have the right to obtain specific performance of the defaulting party's obligations. Such remedy shall be in addition to any other remedies provided under this Agreement or at law.

16.5 No amendment to this Agreement will be effective unless it is in writing and signed by all the parties. No consent or approval to be given pursuant to this Agreement will be effective unless it is in writing and signed by the relevant party.

17.   NOTICES

17.1 Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively "COMMUNICATION" in this Clause) shall be in writing in the English or Chinese language and may be served or given personally or sent to the telex or facsimile numbers (if any) of the relevant party and marked for the attention and/or copied to such other person as specified in Clause 17.4.

17.2 A change of address or telex or facsimile number of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five days after a written notice of change has been served in accordance with the provisions of this Clause 17.2 on all other parties to this Agreement with specific reference in such notice that such change is for the purposes of this Agreement.

17.3 All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

             MEANS OF DESPATCH                       TIME OF DEEMED RECEIPT
             -----------------                       ----------------------
           Local mail or courier                     24 hours
           Telex                                     on despatch
           Facsimile                                 on despatch
           Air courier/Speedpost                     3 days
           Airmail                                   7 days

17.4 The initial addresses and facsimile numbers of the parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

      IF TO THE COMPANY :

      Address:                  Units 2502-3
                                Worldwide House
                                19 Des Voeux Road Central
                                Hong Kong
      Facsimile no.:            (852) 2868-5121
      Attention:                The Company Secretary

      IF TO THE INITIAL SHAREHOLDER :

      Address:                  Units 2502-3
                                Worldwide House
                                19 Des Voeux Road Central
                                Hong Kong
      Facsimile no.:            (852) 2868-5121
      Attention:                The Company Secretary

      IF TO THE SUBSCRIBERS :

      TITAN I VENTURE CAPITAL
       CO., LTD.

      Address:                  10/F, 6 Tun Hwa N. Road
                                Taipei, Taiwan
      Facsimile no.:            (886-2) 2751-5416
      Attention:                Mr. David Tso / Ms. Stella Wang

      TITAN II VENTURE CAPITAL
       CO., LTD.

      Address:                  10/F, 6 Tun Hwa N. Road
                                Taipei, Taiwan
      Facsimile no.:            (886-2) 2751-5416
      Attention:                Mr. David Tso / Ms. Stella Wang

      CFM INVESTMENTS LIMITED-CFM
       GREATER CHINA FUND

      Address:                  3/F, 36C Bermuda House
                                Dr. Ray's Drive
                                George Town
                                Grand Cayman
                                Cayman Islands
                                British West Indies
      Facsimile no :            (886-2) 2751-5416
      Attention:                Mr. David Tso / Ms. Stella Wang

17.5 A communication served in accordance with this Clause 17 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee's address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee's address or that the communication was properly transmitted by telex, facsimile or cable to the addressee. In the case of communication by telex, such communication shall be deemed properly transmitted upon the receipt by the machine sending the telex answerback of the addressee; in the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a report of satisfactory transmission printed out by the sending machine.

17.6 Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

18.   GOVERNING LAW

18.1 This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

18.2 In relation to any legal action or proceedings arising out of or in connection with this Agreement, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

19.   COUNTERPARTS

      This Agreement may be executed by the parties hereto in any number of counterparts and on separate counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument and is binding on all parties.

AS WITNESS where of this Agreement has been duly executed on the date first above written.

SIGNED  by                             )
                                       )        Ninetowns Digital World Trade
for and on behalf of                   )           Holdings Limited
NINETOWNS DIGITAL WORLD TRADE          )        /s/ Wang Shuang
  HOLDINGS LIMITED                     )
in the presence of :                   )

SIGNED  by                             )
                                       )        Jitter Bug Holdings Limited
for and on behalf of                   )        /s/ Ng Kin Fai
JITTER BUG HOLDINGS LIMITED            )
in the presence of :                   )

SIGNED  by                             )
                                       )        /s/ Philip Chen
for and on behalf of                   )
TITAN I VENTURE CAPITAL CO., LTD.      )
in the presence of :                   )

/s/ Stella Wang

SIGNED  by                             )
                                       )        /s/ Philip Chen
for and on behalf of                   )
TITAN II VENTURE CAPITAL CO., LTD.     )
in the presence of :                   )

/s/ Stella Wang

SIGNED  by                             )
                                       )
for and on behalf of                   )        /s/ Philip Chen
CFM INVESTMENTS LIMITED-CFM            )
  GREATER CHINA FUND                   )
in the presence of :                   )

/s/ Stella Wang

                                   SCHEDULE 1

                                    Number of Shares          Subscription
Name                                   subscribed                amount
----                                -----------------         -------------
Titan I Venture
  Capital Co., Ltd.                    15,600                 HK$1,560,000
Titan II Venture
  Capital Co., Ltd.                    15,600                 HK$1,560,000
CFM Investments Limited-
  CFM Greater China Fund               62,400                 HK$6,240,000

                                   SCHEDULE 2

                       PARTICULARS OF THE PRC SUBSIDIARIES

BEIJING NEW TAKE ELECTRONIC E-COMMERCE LIMITED

([Name in Chinese])

1.      Business Licence No. :      [Name in Chinese]

2.      Date of Incorporation :     22 May 2000

3.      Place of Incorporation :    Beijing, The People's Republic
                                    of China

4.      Business Scope :            Research and development of network
                                    technology; research, development and sales of internet application softwares, e-commerce softwares, foreign trade system application softwares; provision of technical service for self-developed products; sales of self-developed products.

5.      Registered Capital :        US$3,500,000

6.      Registered Office :         [Name in Chinese]

7.      Legal Representative :      Mr. Wang Shuang

8.      Directors :                 1. Mr. Wai Ka Cheung, Gerry

                                    2. Mr. Ko Jin Heng

                                    3. Mr. Ng Kin Fai

                                    4. Mr. Wang Shuang

                                    5. Mr. Ren Xiaoguang

                                    6. Ms. Dong Min

9.      Shareholders and their      US$350,000 (10%) contributed by Beijing
         respective Shareholdings:  Ninetowns Yadi Wall Paper Co., Ltd.
                                    US$3,150,000 (90%) contributed by New Take
                                    Limited

10.     Financial Year End :        31st December

BEIJING NINETOWNS TIMES E-COMMERCE LIMITED

([Name in Chinese])

1.      Business Licence No. :      [Name in Chinese]

2.      Date of Incorporation :     2 June 2000

3.      Place of Incorporation :    Beijing, The People's Republic
                                    of China

4.      Business Scope :            Research and development of network
                                    technology; research, development and
                                    sales of internet application softwares, e-commerce softwares, foreign trade system application softwares; provision of technical service for self-developed products; sales of self-developed products.

5.      Registered Capital :        US$250,000

6.      Registered Office :         [Name in Chinese]

7.      Legal Representative :      Mr. Wang Shuang

8.      Directors :                 1. Mr. Siu Sze Ho, Kenneth

                                    2. Mr. Wang Shuang

                                    3. Mr. Ren Xiaoguang

                                    4. Ms. Dong Min

9.      Shareholders and their      US$25,000 (10%) contributed by Beijing
         respective Shareholdings:  Ninetowns Yadi Wall Paper Co., Ltd.
                                    US$225,000 (90%) contributed by Shielder
                                    Limited

10.     Financial Year End :        31st December

BEIJING NINETOWNS DIGITAL TECHNOLOGY CO., LTD.

([Name in Chinese])

1.      Business Licence No. :      1101061304729

2.      Date of Incorporation :     25 July 2000

3.      Place of Incorporation :    Beijing, The People's Republic of China

4.      Business Scope :            Research and development, transfer and
                                    provision of consultancy service for
                                    technology; provision of technological
                                    services; sales of certified and passed
                                    technological products; household
                                    decorations; leasing of electronic
                                    equipment; organization of domestic
                                    cultural interflow; provision of
                                    business information consulting service.

5.      Registered Capital :        RMB2,250,000

6.      Registered Office :         [Name in Chinese]

7.      Legal Representative :      Mr. Wang Shuang

8.      Directors :                 1. Mr. Wang Shuang

                                    2. Mr. Ren Xiaoguang

                                    3. Ms. Dong Min

9.      Shareholders and their      RMB1,800,000 (80%) contributed by Beijing
         respective Shareholdings:  New Take e-Commerce Limited
                                    RMB450,000 (20%) contributed by Beijing
                                    Ninetowns Times e-Commerce Limited

10.     Financial Year End :        31 December

SHANGHAI NEW TAKE DIGITAL TECHNOLOGY CO., LTD.

([Name in Chinese])

1.      Business Licence No. :      3101011022735

2.      Date of Incorporation :     13 September 2001

3.      Place of Incorporation :    Shanghai, The People's Republic of China

4.      Business Scope :            Design and installation of computer network;
                                    research, development and sales of computer hardware and software and provision of related service; sales of construction materials, decoration materials, machinery, household electrical appliance, textile products; provision of business information consulting service.

5.      Registered Capital :        RMB500,000

6.      Registered Office :         [Name in Chinese]

7.      Legal Representative :      Liu Shek Wang ([Name in Chinese])

8.      Directors :                 Mr. Wang Shuang

9.      Shareholders and their      RMB450,000 (90%) contributed by Beijing
         respective Shareholdings:  Ninetowns Digital Technology Co., Ltd.
                                    RMB50,000 (10%) contributed by Beijing
                                    Ninetowns Import & Export e-Commerce Co.,
                                    Ltd.

10.     Financial Year End :        31 December

BEIJING NINETOWNS PORTS SOFTWARE AND TECHNOLOGY CO., LTD.

([Name in Chinese])

1.      Business Licence No. :      1101061588135

2.      Date of Incorporation :     1 August 2003

3.      Place of Incorporation :    Beijing, The People's Republic of China

4.      Business Scope :            Research and development of computer
                                    softwares, network technology; provision of technological services for computer softwares and network; sales of certified and passed new products; manufacturing of computer softwares.

5.      Registered Capital :        RMB20,000,000

6.      Registered Office :         [Name in Chinese]

7.      Legal Representative :      Mr. Wang Shuang

8.      Directors :                 1. Mr. Wang Shuang

                                    2. Ms. Dong Min

                                    3. Mr. Ren Xiaoguang

9.      Shareholders and their      RMB4,000,000 (20%) contributed by Beijing
         respective Shareholdings:  New Take e-Commerce Limited
                                    RMB16,000,000 (80%) contributed by Beijing
                                    Ninetowns Times e-Commerce Limited

10.     Financial Year End :        31 December

                                   SCHEDULE 3

                             SHAREHOLDERS' AGREEMENT

                                   SCHEDULE 4

                   WARRANTIES, REPRESENTATION AND UNDERTAKINGS

Each of the Warrantors hereby jointly and severally represent, warrant and undertake to each of the Subscribers that all representations and statements of fact set out in this Schedule or otherwise contained in the Agreement are and will be true and accurate as at the date hereof and at all times up to and including Completion with reference to the facts and circumstances subsisting at such time.

1.    GENERAL INFORMATION

1.1 Each of the Warrantors has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and (where relevant) all corporate and other actions required to authorize its execution of this Agreement and its performance of its obligations hereunder have been duly taken and this Agreement shall, when executed be a legal, valid and binding agreement on it, enforceable in accordance with the terms hereof.

1.2 The obligations of the Warrantors under this Agreement shall at all times constitute direct, unconditional, unsecured, unsubordinated and general obligations of, and shall rank at least pari passu with, all other present and future outstanding unsecured obligations, issued, created or assumed by the Warrantors.

1.3 The execution, delivery and performance of this Agreement by the Warrantors does not and shall not violate in any respect any provision of :

      (a) any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong;

      (b) (where relevant) the laws and documents incorporating and constituting any Warrantor; or

      (c) any agreement or other undertaking to which any Warrantor or any Group Company is a party or which is binding upon it or any of its assets, and does not and shall not result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any such agreement or other undertaking.

1.4 The information and particulars in respect of the Company and the subsidiaries set out in this Agreement are true and accurate and all shares held by any Group Company in any other Group Company are legally and beneficially held fully paid up free from any liens, charges, encumbrances and other third party right. All of the issued Shares in the Company are legally and beneficially held by the Initial Shareholder (save for the Subscription Shares) and are credited as fully paid up free from any liens, charges, encumbrances or other third party rights.

1.5 All issued shares in the capital of the Company have been duly issued and allotted credited as fully paid up.

1.6 All written information given by or on behalf of the Warrantors to the Subscribers or any of their representatives was when given and is now true, complete and accurate in all respects and not misleading in any respect.

1.7 All information which may have a material adverse effect on the Group has been fully disclosed to each Subscriber in writing prior to the date of this Agreement.

1.8 The minute books of directors' meetings and of shareholders' meetings respectively contain full and accurate records of all resolutions passed by the directors and the shareholders respectively of each Group Company.

2.    REGULATORY COMPLIANCE

2.1 Each Group Company has been validly incorporated or established pursuant to the laws of its country of incorporation or establishment, all legal and procedural requirements and all other formalities concerning the said incorporation or establishment have been duly and properly complied with, and each Group Company is in good standing.

2.2 All corporate or other documents required to be filed or registered in respect of each Group Company with the authorities in the relevant place of incorporation of such Group Company have been duly filed.

2.3 The statutory books and minute books of each Group Company have been properly written up and no Group Company has received any application or request for rectification of its register of shareholders and compliance has been made with all other applicable regulatory requirements concerning each Group Company and all issues of shares, debentures or other securities of each Group Company.

2.4 Each Group Company has complied with all legislation and obtained all necessary licences, consents and other permissions and approvals relevant to the business of the Group Company whether in the country, territory or state in which it is incorporated or operated and each Group Company has complied with all applicable regulatory requirements in relation to any transactions to which it has been a party prior to Completion.

2.5 All licences, consents and other permissions and approvals required for or in connection with the carrying on of the business now being carried on by each Group Company are in full force and effect and have been duly complied with and there is no circumstance which might invalidate any licence, consent, permission or approval or render it liable to forfeiture or modification or affect its renewal.

3.    ACCOUNTS

3.1   Each of the Accounts:

      (a) were prepared in accordance with applicable laws (including without limitation the Companies Ordinance) and with generally accepted accounting principles, standards and practices in Hong Kong (including all applicable Statements of Standard

            Accounting Practice) at the time they were prepared and on a consistent basis with the financial statements of the Group for the immediately preceding financial year;

      (b)   are true and accurate;

      (c) correctly make or include full provision for any bad and doubtful debts and all established liabilities, make proper and adequate provision for (or contain a note in accordance with good accounting practice respecting) all deferred, disputed or contingent liabilities (whether liquidated or unliquidated) and all capital commitments of the Group as at the relevant date to which they were prepared (the "Relevant Date") and the reserves and provisions (if any) made therein for all Taxation relating to any period on or before the Relevant Date are proper and adequate;

      (d) give a true and fair view of the state of affairs and financial and trading positions of the Group at the Relevant Date and of the Group's results for the financial period ended on that date;

      (e) correctly include all the assets of the Group as at the Relevant Date and the rate of depreciation adopted therein is sufficient for each of the fixed assets of the Group to be written down to nil by the end of their estimated lives;

      (f) the method of valuing development costs and work in progress adopted in the Accounts and the basis of depreciation adopted in respect of fixed assets are the same in each of the Accounts;

      (g) are not adversely affected by any unusual, exceptional, extraordinary or non-recurring items which are not disclosed in the Accounts; and

      (h) contain full provision for the diminution in value of the Group's properties and assets.

3.2 The accounting and other books and records of each Group Company are in its possession, have been properly written up and accurately present and reflect in accordance with generally accepted accounting principles and standards of Hong Kong all the transactions entered into by each such Group Company or to which each such Group Company has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in any of the said books and records, and that at the date hereof they give and reflect a true and fair view of the financial, trading and contractual position of each such Group Company and of its fixed and current assets and its actual or contingent liabilities and its debtors and creditors.

3.3 The Company has no present intention to discontinue or write down investments in any other business other than those disclosed in the Accounts nor is any such write down, in the reasonable opinion of the Directors, required.

3.4 The accounting books and records of each Group Company have been properly written up and present a true and fair view of all the transactions to which that Group Company has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in the said books and records.

3.5 No Group Company owes any money to, or is owned any money by, the Initial Shareholder.

3.6 Having regard to the existing facilities available to it, each Group Company has sufficient working capital with which to carry on its business, in its present form and at its present level of turnover, for the period of twelve months following Completion and for the purposes of performing all orders and obligations placed with or undertaken by it before Completion.

4.    ASSETS

4.1 All assets of the Group used or owned by or in the possession of any Group Company (including, without limitation all assets referred to in the Accounts):

      (a) are legally and beneficially owned free from any mortgage, charge, lien other encumbrance by the relevant Group Company;

      (b) are in the possession or under the control of the relevant Group Company which has good and marketable title thereto; and

      (c) are not subject to any hire purchase, leasing arrangements or other arrangements of a similar nature.

4.2 All assets owned or used by the Group are in good repair and capable of being used for the purposes for which they were designed, acquired or used by the Group and have throughout their period of ownership by the Group been maintained and serviced.

4.3 All title deeds and all other documents necessary to prove title or contractual rights relating to the assets or contractual rights of the Group are in the possession of the Group.

5.    TAXATION

5.1 Each Group Company has complied with all other relevant legal requirements relating to registration or notification for taxation purposes.

5.2   Each Group Company has:

      (a) paid or accounted for all taxation (if any) due to be paid or accounted for by it before the date of this Agreement; and

      (b) taken all reasonable steps to obtain any repayment of or relief from taxation available to it.

5.3 The returns which ought to have been made by or in respect of each Group Company for any taxation purposes have been made and all such returns have been prepared on a correct and proper basis.

5.4 The provisions (if any) included in the Accounts are sufficient to cover all taxation in respect of all periods ending on or before the Relevant Date for which any Group Company was then or might at any time thereafter become or have become liable.

6.    LITIGATION

      No Group Company is a party to any material litigation, arbitration, prosecutions, disputes, investigations or to any other material legal or contractual proceedings (together "Proceedings") and there are no facts or circumstances subsisting which might give rise to such Proceedings and there are no unfulfilled or unsatisfied judgments or court orders against any Group Company.

7.    TRANSACTIONS AFTER MANAGEMENT ACCOUNTS DATE

      Since the Management Accounts Date, each Group Company has carried on its business in the ordinary course so as to maintain the same as a going concern and has not:

      (a) issued or repaid or agreed to issue or repay any share or loan capital, except as provided under this Agreement;

      (b) declared, made or paid any dividends or made any other distribution out of profits, reserves or capital and no loans or loan capital has been repaid in whole or in part;

      (c) engaged in, or entered into, any business activities or transactions which are either outside its ordinary course of day-to-day trading operations or which have not been entered into for full value, on normal commercial terms and on an arms length basis;

      (d) committed any breach which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

      (e) increased, or agreed to increase, the remuneration (including bonuses) payable to any director or employee except for their normal salary increment; or

      (f) realized any book debts for less than their face amount, and no indication has been received that any debt now owing to any of the members of the Group is bad or doubtful;

      (g) defaulted in any of its contractual obligations which in aggregate may result in claims of more than HK$1,000,000; or

      (h) suffered any material adverse change in its turnover or financial positions.

8.    CONTRACTS AND COMMITMENTS

8.1   No Group Company is a party to:

      (a) any agreement (whether by way of guarantee indemnity warranty representation or otherwise) under which the Group Company is under any actual or contingent liability in respect of (i) any disposal by any Group Company of its assets or business or any part thereof (except such as are usual in the ordinary and proper course of its normal day to day trading as carried on at the date hereof) or (ii) the obligations of any other person other than another Group Company;

      (b) any contracts which were not entered into in the ordinary course of business and which are of material value to, or impose material obligations on the relevant Group Company;

      (c) any agreement entered into otherwise than by way of bargain at arm's length;

      (d) any contract with any director of the Company or any shareholder of the Company;

      (e)   any management, joint venture, partnership or similar agreements;

      (f) any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude;

      (g) contractual arrangements which may be legally terminated as a result of the execution or completion of this Agreement; or

      (h) powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person, other than an existing director or employee of a Group Company, to enter into any contract or commitment or to do anything on its behalf.

8.2 In relation to all material outstanding agreements to which any Group Company is a party (the "Business Agreement"):

      (a) each Business Agreement is valid, binding and legally enforeceable against the parties thereto in accordance with its terms;

      (b) no party to any Business Agreement is in breach of any of the terms thereof;

      (c) all approvals, consents and/or confirmations from the appropriate national, provincial, municipal or local governmental or regulatory authorities, bodies or bureau and/or any third parties which are required for or in connection the Business Agreements have been properly, unconditionally and irrevocably obtained, and no further action on the part of either of the parties to the Business Agreements nor any further approval, authorization or consent from any governmental or regulatory authority or from any third party is required for the transaction contemplated under the Business Agreements to be properly and validly implemented; and

      (d) the Warrantors are not aware of the invalidity, or of any grounds for determination, recession, avoidance or repudiation, of any Business Agreement.

9.    EMPLOYEES

9.1 All contracts of service to which each Group Company is a party can be terminated by it without payment of compensation (save as provided by legislation) by not more than 90 days' notice.

9.2   No Group Company is a party to:

      (a) any agreement, arrangement or scheme (whether or not legally enforceable) for profit sharing or for the payment to employees of bonuses or incentive payments or the like, other than agreements providing for the payment of a bonus or incentive payment at the discretion of the Company;

      (b) any loan to, or guarantee in respect of the obligations of, any past or present employee, officer or director of the Group Company;

      (c) any collective bargaining or procedural or other agreement with any trades union or similar association; or

      (d) any obligations (save as required under any applicable legislation) or ex-gratia arrangements to pay pensions, gratuities, retirement annuities, benefits, periodical sums or any compensation (for any reason whatsoever including unfair or wrongful dismissal) to any past or present employee or any other person.

9.3 The Company is not under any material obligation (whether actual or contingent) to any former employee whether for breach of any contract of service, for compensation for wrongful dismissal or for unfair dismissal or for payment of any salaries, wages, pensions, gratuities, bonuses or otherwise howsoever or whatsoever and not tax, levy, contribution or payment in respect of any former employee whether to any governmental authority, pension funds, scheme or trust or otherwise howsoever or whatsoever shall be outstanding or disputed.

9.4 No director or employee of any Group Company is in material breach of any contract he or she has with any Group Company and no director of any Group Company is involved or has invested in any business which competes with any Group Company.

10.   INSOLVENCY

10.1 No order has been made or petition presented or resolution passed for the winding up of the any Group Company, nor has any distress, execution or other process been levied against any Group Company or action taken to repossess goods in the possession of any Group Company.

10.2 No steps have been taken for the appointment of an administrator or receiver of any part of any Group Company's property.

10.3 No floating charge created by Group Company has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

10.4 No Group Company is a party to any transaction which could be avoided in a winding up.

10.5 No Group Company has made or proposed any arrangement or composition with its creditors or any class of its creditors.

11.   INSURANCE

      All premiums due in respect of all policies of insurance taken out by the Group have been paid in full and all the other material conditions of the said policies have been performed and observed in full. Nothing has been done or omitted to be done whereby any of the said policies has or may become void or voidable.

11.   PROPERTIES

11.1  With respect to each of the leased properties:

      (a) the relevant Group Company has the legal right to occupy the property upon the terms set out in the relevant tenancy or lease agreement (each, a "Tenancy Agreement") and the property is being used for lawful purposes, which are permitted by the relevant Tenancy Agreement;

      (b) all the rent and other payments payable by the Group have been paid up to date, and the user of the property occupied by the Group is in accordance with that provided for in the relevant Tenancy Agreement, and the terms of the relevant Tenancy Agreement have been duly complied with and the tenancy/leased is not subject to avoidance or revocation or early termination due to default of the Group.

12.   INTELLECTUAL PROPERTY

12.1 The Group Company is the sole and exclusive proprietor of the Intellectual Property Rights and has not previously transferred, assigned or granted exclusive licences in respect of any Intellectual Property Rights whatsoever anywhere in the world or otherwise encumbered any of them.

12.2 In respect of all agreements and licences (the "IP Licences") for the use by any Group Company of intellectual property rights not owned by the relevant Group Company:

      (a)   the IP Licences are valid and subsisting;

      (b) the relevant Group Company is not in breach of any of the provisions of the IP Licences; and

      (c) all of the IP Licenses contain statements to the effect that the licensor or grantor of the rights to the Group Company under the IP Licences has the power to licence or grant such rights.

12.3 The use by the Group of the intellectual property rights referred to in Clauses 13.1 and 13.2 above and the operation of each Group Company's business generally does not infringe the intellectual property rights of any third party.

13.   MISCELLANEOUS

      No Group Company has:

      (a) committed any breach of any statutory provision, order, bye-law or regulation binding upon it or any provision of its memorandum of association or articles of association or of any trust deed, agreement or licence to which it is a party or of any covenant, mortgage, charge or debenture given by it;

      (b) omitted to do anything required or permitted to be done by it necessary for the protection of its respective title to or for the enforcement or the preservation of any order or priority of any properties or rights owned by it.